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[IDENTIX LOGO]

                                                                   EXHIBIT 10.31

June 21, 2000


Mr. Daniel Dellegrotti
10101 Logan Drive
Potomac, MD 20854

Dear Dan:

We are pleased to offer you a position with Identix Incorporated (the "Company"). We believe you will fit in well as a member of the Company management team, that you will be challenged, and that you will make valuable contributions to the Company. This letter outlines the terms of our offer.

1. Your initial position will be as Vice President of the Imaging Division, reporting to me.

2. Your starting salary will be $7,307.70 per pay period (subject to customary taxes and withholdings) payable on a bi-weekly basis, which is equivalent to $190,000.00 per year, effective your first day of employment, July 17, 2000.

3. You will receive an annual incentive based bonus compensation package of fifty percent (50%) of base annual salary based upon you meeting or exceeding defined criteria as follows:

                Seventy-five percent (75%) of bonus based on Imaging Division performance; four (4) Quarterly Bonuses and one (1) Annual Bonus -- based on Revenue and EBIT performance and certain additional MBOs (which shall be defined and mutually agreed within the first 30 days of your employment).

                Twenty-five percent (25%) of bonus based on Company performance; four (4) Quarterly Bonuses and one (1) Annual Bonus -- based on Company Revenue an EBIT performance.

4. You will be granted a stock option to purchase 100,000 shares of Company Common Stock ("Common Stock") under the Company's New Employee Stock Option Plan ("the Plan"). The grant is subject to approval by the Board of Directors ("the Board"). The exercise price of the optons will be the closing price of the Common Stock on the American Stock Exchange on the date of approval by the Board. These options will be non-qualified stock options and will vest at the rate of 1/48th per month and are subject to other terms and conditions set forth in the Plan. A copy of the Plan is available for your review.



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Offer Letter to Daniel Dellegrotti
June 21, 2000

5. The Company will provide a $130,000.00 low-interest loan to compensate you for Lexmark stock options that you will surrender as a result of your departure from Lexmark. This loan will be forgiven over the period of your first two years of employment with the Company; fifty percent (50%) on your first anniversary of hire and fifty percent (50%) on your second anniversary of hire, with the provision that if you are terminated by the Company for any reason except cause before the second anniversary of your hire date, then the remaining balance of the loan would be immediately forgiven. If you terminate your employment with the Company during the first two years after your hire date or are terminated for cause, then you will repay the pro rata portion of the loan and interest due as of the termination date.

6. The Company will acquire at its sole expense an annuity policy of sufficient value (estimated purchase price of $225,000.00) so as to provide for replacement of the loss of income that you would have been provided by Lexmark at age 55, as pension payment. The annuity will provide to you a dollar amount of $2,750.00 per month for life, beginning at your birthday, at age 55. The annuity shall vest to you in three equal parts over the first three (3) years of your employment with the Company at the rate of one third per year on each anniversary of your hire date. If you are terminated by the Company for any reason except for cause prior to the third anniversary of your hire, the remaining portion of the annuity shall vest to you immediately upon your termination. If you terminate your employment with the Company during the first three years after your hire date or are terminated for cause, then the unvested portion of the annuity will revert back to the Company.

7. The Company will reimburse you for actual costs for moving your furniture, household goods, two automobiles, and personal effects from the Washington, DC area to the San Francisco Bay Area. The Company will require that you submit a minimum of two bids from moving companies. The bids must be submitted to the Company for approval prior to signing a moving contract. The Company will provide a referral to a United Van Line agency, if you wish.

8. The Company will reimburse you for your real estate brokerage fees on the sale of your existing home in Potomac, MD to a maximum of 6% of the estimated sale price of your home (estimated sale price of $650,000.00) and one percent (1%) closing costs. The Company will pay for two house hunting trips for you and your spouse for up to a total of eight (8) days. The Company will also pay for normal and customary costs associated with the acquisition of a primary residence in the San Francisco Bay Area -- including inspection and other fees, except not for points for the related real estate loan.

9. The Company will pay for one one-way airfare for each of your family members to relocate to the San Francisco Bay Area. The Company will provide for a furnished "executive" apartment for up to three (3) months and subsequently will pay you a $2,500.00 per month living allowance for nine (9) months thereafter.



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Offer Letter to Daniel Dellegrotti
June 21, 2000

10. You may choose to participate in other Company benefits commencing with your hire. Medical insurance selections include Blue Cross or Kaiser and dental and vision insurance as provided through Blue Cross of California. These coverages are provided at a minimal cost to the employee. Your insurance coverage will be effective the first day of the month following your first day of employment You will be entitled to three weeks paid vacation per year on an accrual basis.

11. Employment with the Company is not for a specified term and is at the mutual consent of the employee and the Company. Accordingly, by signing below, it is agreed that either you or the Company can terminate the employment relationship at will, with or without cause, at any time except as specifically agreed to in writing to the contrary. This is a complete and integrated agreement and supersedes all prior agreements regarding your employment status and the grounds for termination, and it can only be amended in writing signed by you and by an authorized Company officer.

12. In compliance with Federal immigration laws, please bring with you on your start date documentation proving identity, such as a driver's license, passport, etc., and right to work such as a social security card, green card, etc.

13. This offer and your employment with the Company are contingent on the Company's receipt of acceptable responses to criminal, DMV, employment and education background checks. Accordingly, you should not take any action based on this contingent employment offer until the Company notifies you that this contingency has been satisfied.

14. Attached are the Identix Proprietary Agreement and Application for Employment. If you wish to accept this offer, you should sign and return the Agreement and Application with the signed and dated acceptance of this letter.

15. Also attached is a Separation Agreement - Summary of Indicative Terms. This will govern the terms of your separation from the Company, should that occur.

Dan, we firmly believe that these are exciting times for the Company. We look forward to your significant contributions. If you have any questions, please let me know.

Sincerely,

/s/ JAMES P. SCULLION
James P. Scullion
President                       /s/ DANIEL H. DELLEGOTTI
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                                             Accepted                    Date